Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Nuveen Global Cities REIT, Inc. on Form S-11, Post-Effective Amendment No. 17 (File No. 333-222231) of our reports dated July 20, 2018, with respect to our audits of the Combined Statement of Revenues and Certain Expenses of 2282 and 2300 Defoor Hills Road and Statement of Revenues and Certain Expenses of Tacara Steiner Ranch for the year ended December 31, 2017 which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Roseland, NJ

January 25, 2019